UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PREDICTIVE ONCOLOGY INC.
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Predictive Oncology Adjourns Special Meeting of Stockholders

Minneapolis, April 17, 2023 – Predictive Oncology (Nasdaq: POAI), a science-driven company leveraging its proprietary artificial intelligence and machine learning capabilities, extensive biorepository of tumor samples, Clinical Laboratory Improvement Amendments (CLIA) laboratory and Good Manufacturing Practices (GMP) facility, to accelerate oncology drug discovery and enable drug development, announced today that the Company’s Special Meeting of Stockholders was convened at 3:00 p.m. Central Time on April 17, 2023 and adjourned without any business being conducted, due to lack of the required quorum. Due to the lack of quorum, the Special Meeting was adjourned to allow additional time for the Company’s stockholders to vote on the proposal to approve an amendment to the Company’s certificate of incorporation to effect a reverse stock split of the outstanding shares of its common stock at a ratio of not less than one-for-two (1:2) and not more than one-for-twenty-five (1:25), with the exact ratio to be set at a whole number within this range as determined by our Board of Directors. At the Special Meeting, the stockholders are also being asked to approve a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies for approval of the reverse split proposal, in the event that there are not sufficient votes at the time of the Special Meeting to approve such proposal.

The Special Meeting has been scheduled to reconvene on April 19, 2023 at 3:00 p.m. Central time at the offices of Maslon LLP, 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402. During the period of the adjournment, the Company will continue to solicit proxies from its stockholders with respect to the proposals being considered.

Only stockholders of record as of the record date, March 28, 2023, are entitled to and are being requested to vote at the Special Meeting. Proxies previously submitted in respect of the Special Meeting will be voted at the reconvened meeting unless properly revoked, and stockholders who have previously submitted a proxy or otherwise voted need not take any action.

The Company encourages all stockholders who have not yet voted to do so as soon as possible. For additional information please refer to the proxy statement dated March 29, 2023 available at www.sec.gov and www.annualgeneralmeetings.com/poaisp2023. If you have any questions, or need assistance in voting, please contact our proxy solicitor Regan & Associates, Inc., at (212) 587-3005.

About Predictive Oncology Inc.

Predictive Oncology is on the cutting edge of the rapidly growing use of artificial intelligence and machine learning to expedite early drug discovery and enable drug development for the benefit of cancer patients worldwide. The Company’s scientifically validated AI platform, PEDAL, is able to predict with 92% accuracy if a tumor sample will respond to a certain drug compound, allowing for a more informed selection of drug/tumor type combinations for subsequent in-vitro testing. Together with the Company’s vast biobank of more than 150,000 assay-capable heterogenous human tumor samples, Predictive Oncology offers its academic and industry partners one of the industry’s broadest AI-based drug discovery solutions, further complimented by its wholly owned CLIA lab and GMP facilities. Predictive Oncology is headquartered in Eagan, MN.

Forward-Looking Statements:

Certain matters discussed in this release contain forward-looking statements. These forward-looking statements reflect our current expectations and projections about future events and are subject to substantial risks, uncertainties and assumptions about our operations and the investments we make. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue and financial performance, projected costs, prospects, changes in management, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors including, among other things, factors discussed under the heading “Risk Factors” in our filings with the SEC. Except as expressly required by law, the Company disclaims any intent or obligation to update these forward-looking statements.